Exhibit 99.2

Enova Announces Tender Offer for Any and All of Its 9.75% Senior Notes Due 2021

CHICAGO, September 10, 2018 – Enova International (NYSE: ENVA) (“Enova”) today announced that it has commenced a cash tender offer to purchase any and all of its 9.75% senior unsecured notes due 2021 (the “2021 Notes”). As of September 10, 2018, there was $295 million in aggregate principal amount of 2021 Notes outstanding. The tender offer is being made pursuant to an offer to purchase, dated today, and a related letter of transmittal and notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on September 17, 2018, unless extended (the “Expiration Time”). Tendered 2021 Notes may be withdrawn at any time before the Expiration Time.

Holders of 2021 Notes that are validly tendered and accepted at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed notice of guaranteed delivery and subsequently deliver such 2021 Notes, each in accordance with the instructions described in the offer to purchase, will receive total cash consideration of $1,052.75 per $1,000 principal amount of 2021 Notes, plus any accrued and unpaid interest to, but not including, the settlement date, which is expected to be September 19, 2018, subject to satisfaction of the Financing Condition described herein.

The tender offer is contingent upon, among other things, Enova’s successful completion of a proposed debt financing transaction, the gross proceeds of which will be at least $375 million (the “Financing Condition”). The tender offer is not conditioned on any minimum amount of 2021 Notes being tendered. Enova may amend, extend or terminate the tender offer in its sole discretion. Concurrently with the launch of the tender offer, Enova is exercising its right to optionally redeem any 2021 Notes not validly tendered and purchased in the tender offer, pursuant to the terms of the Indenture relating to the 2021 Notes, conditioned upon and subject to satisfaction of the Financing Condition.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase and related letter of transmittal and notice of guaranteed delivery, copies of which may be requested from the information agent for the tender offer, D.F. King & Co., Inc., by telephone at (866) 620-2536 (toll-free) or (212) 269-5550 (for banks and brokers only), by email at enva@dfking.com, or via the following web address: www.dfking.com/enva.

Persons with questions regarding the tender offer should contact the dealer manager for the tender offer, Credit Suisse Securities (USA) LLC, by telephone at (800) 820-1653 (U.S. toll free) or (212) 538-2147 (call collect).

This press release does not constitute an offer to purchase, or a solicitation of an offer to sell, any security, nor shall there be any sale of any security in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Enova

Enova (NYSE: ENVA) is a leading provider of online financial services to non-prime consumers and small businesses, providing access to credit powered by its advanced analytics, innovative technology, and world-class online platform and services. Enova has provided more than 5 million customers around the globe with access to more than $20 billion in loans and financing. The financial technology company has a portfolio of trusted brands serving consumers, including CashNetUSA®, NetCredit®, On Stride Financial®, Pounds to Pocket®, QuickQuid® and Simplic®; two brands serving small businesses, Headway Capital® and The Business Backer®; and offers online lending platform services to lenders. Through its Enova Decisions™ brand, it also delivers on-demand decision-making technology and real-time predictive analytics services to clients. You can learn more about the company and its brands at www.enova.com.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the business, financial condition and prospects of Enova. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova’s senior management with respect to the business, financial condition and prospects of Enova as of the date of this release and are not guarantees of future performance. The actual results of Enova could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to Enova’s business, including, without limitation, those risks and uncertainties indicated in Enova’s filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

SOURCE Enova International, Inc.

For further information: IR@enova.com